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                         CALIFORNIA FINANCIAL HOLDING COMPANY
                   Parent Company of Stockton Savings Bank, F.S.B.
                                501 West Weber Avenue
                    Stockton, California 95203-3169/(209)948-1675

     NEWS RELEASE                               CONTACT:  Robert V. Kavanaugh
                                                President and Chief Operating
                                                Officer
                                                (209) 948-6870


                    CALIFORNIA FINANCIAL -- DIRECTOR LEAVES BOARD


              Stockton, CA -- October 2, 1996 -- California Financial Holding Company (NASDAQ: CFHC), the holding company for Stockton Savings Bank, today announced that Dean A. Cortopassi had resigned as a director of both the Company and its principal subsidiary, Stockton Savings Bank, F.S.B. Mr. Cortopassi's resignation was effective at the adjournments of the meetings of the boards of directors of the two companies on September 16, 1996.

              The Board expressed its appreciation for Mr. Cortopassi's service and wished him well in his future endeavors. California Financial has no immediate plans to replace Mr. Cortopassi as a director, but will address the issue of a replacement in connection with the company's annual meeting of shareholders in 1997.

              California Financial is the parent of Stockton Savings Bank, a 23-branch institution that was founded in 1887. The Bank serves as the "hometown bank", offering its customers highly personalized service in many communities throughout the Central San Joaquin Valley and the Sierra Foothills.



















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